Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Bion Environmental Technologies, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, No Par Value		30,000,000	$1.44(2)	$43,200,000(2)	$0.0000927	$4,004.64

	Total Offering Amounts					$43,200,000
	Net Fee Due							$4,004.64

(1) Represents increase in the total number of shares reserved for issuance under the recently adopted 2021 Equity Incentive Award Plan which supplements the Company’s 2006 Consolidated Incentive Plan. A total of 36,000,000 shares have previously been registered under a registration statement on Form S-8 (File No. 333-145153) with respect to the 2006 Consolidated Incentive Plan.

(2) Based on the closing price of Registrant's Common Stock on the OTCQB on September 26, 2022, of $1.44.